                                                                      EXHIBIT 11

                        AMERICAN MEDICAL RESPONSE, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                 Three Months Ended               Nine Months Ended
                                                    September 30,                   September 30,
                                                  1996           1995            1996            1995
                                                 -------        -------         -------         -------
PRIMARY
Pro forma net earnings.......................... $ 8,772        $ 6,552         $24,579         $17,393
                                                 =======        =======         =======         =======
Weighted average common shares outstanding......  20,819         19,488          20,398          17,622
                                                 =======        =======         =======         =======
Pro forma net earnings per share................ $  0.42        $  0.34         $  1.21         $  0.99
                                                 =======        =======         =======         =======
FULLY DILUTED
Pro forma net earnings.......................... $ 8,772        $ 6,552          24,579         $17,393
    Add:  Interest expense on
          convertible subordinated notes,
          net of income taxes...................   1,075             --           2,866              --
                                                 -------        -------         -------         -------
Pro forma net earnings used to calculate
    fully diluted earnings per share............ $ 9,847        $ 6,552         $27,445         $17,393
                                                 =======        =======         =======         =======
Weighted average common shares outstanding......  20,819         19,488          20,398          17,622
    Add:  Weighted average shares of
          convertible subordinated notes
          assuming conversion...................   3,312             --           2,901              --
                                                 -------        -------         -------         -------
Weighted average shares used to compute fully
    diluted earnings per share..................  24,131         19,488          23,299          17,622
                                                 =======        =======         =======         =======
Fully diluted pro forma net earnings per share.. $  0.41        $  0.34         $  1.18         $  0.99
                                                 =======        =======         =======         =======

                                    Page 24